EXHIBIT 99.1

Rand Capital Announces Fourth Quarter Results

 * Net Asset Value is $3.54 for the quarter ending December 31, 2008, an increase of 4%.

 * $2.8 million is available for future investment

BUFFALO, N.Y., Feb. 13, 2009 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the fourth quarter ended December 31, 2008 highlighting a net asset value of $3.54 per share, an increase of $0.15 (4%) from September 30, 2008. At the end of the fourth quarter, Rand's total investment portfolio was valued at $28.1 million, which exceeds its cost basis of $14.4 million, reflecting $13.7 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital stated "We are pleased to report the increase in our net asset value during this difficult economic environment. Highlighting the increase is an increase in our values in Gemcor II, LLC (West Seneca, NY) (www.gemcor.com) and Kionix, Inc. (Ithaca, NY) (www.kionix.com) to reflect their continued financial and commercial success. We continue to work closely with our portfolio companies as well as source new opportunities."

Portfolio Activities

During the quarter, Rand invested $667,000 in GridApp Systems, Inc. (New York, NY) (www.gridapp.com). GridApp Systems is a leading provider of database automation solutions that help businesses gain control of their heterogeneous database environment. In addition, Rand invested $250,000 in SOMS Technologies, LLC (Valhalla, NY) (www.microgreenfilter.com). SOMS Technologies produces and markets the microGreen Extended Performance Oil Filter. These revolutionary filters employ a patented technology and allow vehicles to reduce engine oil consumption by 70% and oil maintenance costs by 65%.

Also during the quarter, Rand revalued its investments in APF Group, Inc. (Yonkers, NY) (www.apfgroup.com), Carolina Skiff, LLC (Waycross, GA) (www.carolinaskiff.com), Gemcor II, LLC (West Seneca, NY) (www.gemcor.com), Golden Goal LLC (Fort Ann, NY) (www.goldengoalpark.com), Kionix, Inc. (Ithaca, NY) (www.kionix.com) and WineIsIt.com, (Williamsville, NY) (www.wineisit.com). Each of these values was changed to reflect their current and expected financial performance.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND." Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com